As filed with the Securities and Exchange Commission on May 21, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933

TIBCO SOFTWARE INC.
(Exact name of Registrant as specified in its charter)

Delaware	77-0449727
(State of Incorporation)	(I.R.S. Employer Identification No.)

3303 Hillview Avenue
Palo Alto, California 94304-1213
(Address of principal executive offices)

Talarian Corporation 2000 Equity Incentive Plan
Talarian Corporation 1998 Equity Incentive Plan
Talarian Corporation 1991 Stock Option Plan
White Barn, Inc. Stock Option Plan
White Barn, Inc. 2000 Equity Incentive Plan
Stock Option Agreement with Rodney S. Arbaugh
Stock Option Agreement with Steven M. Gimnicher
Stock Option Agreement with Steven M. Gimnicher
Stock Option Agreement with Thomas J. Laffey
Stock Option Agreement with Paul A. Larson
Stock Option Agreement with Mark G. Mahowald
Stock Option Agreement with Michael Morgan
Stock Option Agreement with Carl Schulenburg
(Full title of the Plan)

Christopher G. O’Meara
Chief Financial Officer
TIBCO Software Inc.
3303 Hillview Avenue
Palo Alto, California 94304-1213
650-846-1000
(Name, address and telephone number, including area code, of agent for service)

Copy to:

Donald M. Keller, Jr.
Steven J. Tonsfeldt
Venture Law Group
A Professional Corporation
2775 Sand Hill Road
Menlo Park, California 94025
(650) 854-4488

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.001 par value	487,390 Shares(1)	$7.16(2)	$3,489,713	$322

(1)
Pursuant to the Agreement and Plan of Merger dated as of January 4, 2002, among Registrant, Panther Acquisition Corp. and Talarian Corporation, Registrant assumed, effective as of April 23, 2002, all of the outstanding options to purchase Common Stock of Talarian Corporation under the Talarian Corporation 2000 Equity Incentive Plan, Talarian Corporation 1998 Equity Incentive Plan, Talarian Corporation 1991 Stock Option Plan, White Barn, Inc. Stock Option Plan, White Barn, Inc. 2000 Equity Incentive Plan and certain non-plan options, and such options became exercisable, in part, to purchase shares of Registrant’s Common Stock, with appropriate adjustments to the number of shares and exercise price of each assumed option.

(2)
Computed in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. The computation with respect to unissued options is based upon the average high and low sale prices of the Common Stock as reported on The Nasdaq National Market on May 20, 2002.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference:

(a)  The Registrant’s Annual Report on Form 10-K for the fiscal year ended November 30, 2001 (File No. 000-26579).

(b)  The Registrant’s Current Reports on Form 8-K, filed with the Commission on January 10, 2002, April 3, 2002 and May 6, 2002 (File No. 000-26579).

(c)  Registrant’s Registration Statement on Form S-4 dated February 5, 2002 (as amended on March 19, 2002) (File No. 333-82138).

(d)  The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on July 1, 1999, including any amendment or report filed for the purpose of updating such description (File No. 000-26579).

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

Item 4.    Description of Securities. Not applicable.

Item 5.    Interests of Named Experts and Counsel. Not applicable.

Item 6.    Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”). The Registrant’s Certificate of Incorporation and Bylaws provide for indemnification of the Registrant’s directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. The Registrant has also entered into agreements with its directors and officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors to the fullest extent not prohibited by law.

Item 7.    Exemption from Registration Claimed. Not applicable.

Item 8.    Exhibits.

Exhibit Number
4.1	Talarian Corporation 2000 Equity Incentive Plan

4.2	Talarian Corporation 1998 Equity Incentive Plan

4.3	Talarian Corporation 1991 Stock Option Plan

4.4	White Barn, Inc. Stock Option Plan

4.5	White Barn, Inc. 2000 Equity Incentive Plan

4.6	Stock Option Agreement with Rodney S. Arbaugh

4.7	Stock Option Agreement with Steven M. Gimnicher

4.8	Stock Option Agreement with Steven M. Gimnicher

4.9	Stock Option Agreement with Thomas J. Laffey

4.10	Stock Option Agreement with Paul A. Larson

4.11	Stock Option Agreement with Mark G. Mahowald

4.12	Stock Option Agreement with Michael Morgan

4.13	Stock Option Agreement with Carl Schulenburg

5.1	Opinion of Venture Law Group, a Professional Corporation

23.1	Consent of Venture Law Group, a Professional Corporation (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP, Independent Accountants

23.3	Consent of KPMG LLP, Independent Auditors

24.1	Power of Attorney (see p. II-4)

Item 9.    Undertakings.

The undersigned Registrant hereby undertakes:

(1)  to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)  that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the question has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

[Signature Pages Follow]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, TIBCO Software Inc., a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on this 21st day of May, 2002.

TIBCO SOFTWARE INC.

By:	/s/ CHRISTOPHER G. O’MEARA
Christopher G. O’Meara, Executive Vice President, Finance and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Vivek Y. Ranadive and Christopher G. O’Meara, jointly and severally, his attorneys-in-fact and agents, each with the power of substitution and resubstitution, for him or her and in his name, place or stead, in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to each attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorney-in-facts and agents, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ VIVEK Y. RANADIVE Vivek Y. Ranadive	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	May 21, 2002

/s/ CHRISTOPHER G. O’MEARA Christopher G. O’Meara	Executive Vice President, Finance and Chief Financial Officer (Principal Financial Officer)	May 21, 2002

/s/ GINGER M. KELLY Ginger M. Kelly	Vice President, Corporate Controller and Chief Accounting Officer (Chief Accounting Officer)	May 21, 2002

/s/ PHILIP GREEN Philip Green	Director	May 21, 2002

/s/ NAREN GUPTA Naren Gupta	Director	May 21, 2002

/s/ PETER JOB Peter Job	Director	May 21, 2002

/s/ WILLIAM A. OWENS William A. Owens	Director	May 21, 2002

/s/ LARRY W. SONSINI Larry W. Sonsini	Director	May 21, 2002

Signature	Title	Date

/s/ MATTHEW J. SZULIK Matthew J. Szulik	Director	May 21, 2002

/s/ MICHELANGELO VOLPI Michelangelo Volpi	Director	May 21, 2002

/s/ PHILIP K. WOOD Philip K. Wood	Director	May 21, 2002

INDEX TO EXHIBITS

Exhibit Number
4.1	Talarian Corporation 2000 Equity Incentive Plan

4.2	Talarian Corporation 1998 Equity Incentive Plan

4.3	Talarian Corporation 1991 Stock Option Plan

4.4	White Barn, Inc. Stock Option Plan

4.5	White Barn, Inc. 2000 Equity Incentive Plan

4.6	Stock Option Agreement with Rodney S. Arbaugh

4.7	Stock Option Agreement with Steven M. Gimnicher

4.8	Stock Option Agreement with Steven M. Gimnicher

4.9	Stock Option Agreement with Thomas J. Laffey

4.10	Stock Option Agreement with Paul A. Larson

4.11	Stock Option Agreement with Mark G. Mahowald

4.12	Stock Option Agreement with Michael Morgan

4.13	Stock Option Agreement with Carl Schulenburg

5.1	Opinion of Venture Law Group, a Professional Corporation

23.1	Consent of Venture Law Group, a Professional Corporation (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP, Independent Accountants

23.3	Consent of KPMG LLP, Independent Auditors

24.1	Powers of Attorney (see p. II-4)